Exhibit 99.2

THUNDER MOUNTAIN GOLD INC. 5248 W. Chinden Blvd. Telephone: 208-658-1037 Boise, Idaho 83714 Fax: 208-322-5626

THUNDER MOUNTAIN GOLD ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

Boise, Idaho, July 21, 2008: Thunder Mountain Gold, Inc. (OTCBB: THMG) (Company) today announced the completion on July 18, 2008, of a Private Equity Financing of US$ 555,000 by way of a private placement to accredited investors. The placement consisted of 2,775,000 Units priced at US$0.20 each. Each unit consisted of a share of common stock, and a warrant to acquire common stock for US$0.40 per share. The Private Equity Financing was oversold by 11%. As a result of completion of the offering, a total of 2,775,000 shares of common stock and warrants to acquire 2,775,000 shares of common stock were issued to the purchasers. There were no registration rights granted in connection with the offering. Pennaluna and Company acted as the placement agent for approximately 60% of the funds raised in the Private Placement and was paid a commission of $33,000.

The additional funding raised will facilitate the further development of the wholly-owned Thunder Mountain Resource’s South Mountain poly-metallic property.  It will also be utilized for funding the Company’s exploration program, continued, and for property acquisitions.

Jim Collord, President of Thunder Mountain Gold, said regarding the placement, “We are extremely pleased in the interest in our Company’s activities and the private placement. This placement surpassed our targeted funding, and will go a long way toward defining the extent of the resource at the South Mountain Mine, as well as exploring for and acquiring of new precious and base metals targets.

About Thunder Mountain Gold, Inc.

Thunder Mountain Gold, Inc./Thunder Mountain Resources, Inc. is an exploration company focused on the generation of precious and base metal projects in the Western United States, Mexico, and Alaska. The Company performs its own natural resource exploration and generates value for shareholders by aggressively developing high-grade, high-quality precious and base metal resources in politically stable mining regions.

This release has been reviewed and approved by Company Vice President Pete Parsley (M.Sc. and Registered Professional Geologist), and "qualified person" as that term is defined in National Instrument 43-101.

Investor Relations:  Eric Jones e-mail:  eric@thundermountaingold.com

Jim Collord e-mail: jim@thundermountaingold.com

Forward-Looking Statements:  Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements", and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.  These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks.  Refer to the Company's Periodic Filings for a more detailed discussion of factors that may impact expected future results.  Thunder Mountain Gold undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits with a reserve that a company can economically and legally extract or produce.

Website: www.thundermountaingold.com                                                  OCBB: THMG.OB